Exhibit 99.1

Arcus Biosciences Announces Fourth Quarter and Full Year 2018 Financial Results and Recent Corporate Updates

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Ended 2018 with four molecules in clinical development, including AB928, the Company’s dual A2aR/A2bR receptor antagonist, which is being evaluated in several dose-escalation trials in combination with chemotherapy or AB122 (anti-PD-1 antibody)

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Also ongoing are a Phase 1 trial of AB154 (anti-TIGIT antibody) in patients with advanced solid tumors, alone and in combination with AB122, as well as a trial of AB680 (CD73 inhibitor) in healthy volunteers

-	Ended 2018 with $259.7 million in cash and investments

Hayward, CA. – (BUSINESS WIRE) – March 5, 2019 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies, today announced financial results for the fourth quarter and full year 2018. The Company also provided updates on its clinical programs.

“Throughout 2018, we made substantial progress on multiple programs, ending the year with four product candidates in the clinic,” said Terry Rosen, Ph.D., Chief Executive Officer at Arcus. “Enrollment continues in our first three dose-escalation trials for AB928, in which we are evaluating AB928 in combination with either immunogenic chemotherapies or our anti-PD-1 antibody, AB122, across a number of tumor types. We plan to present early data on safety, pharmacokinetic/pharmacodynamic profile, biomarker analysis and clinical activity for the AB928 combinations in mid-2019. Following our IPO last year, we have a strong balance sheet, and we are well-positioned to execute on our research and clinical development plans into 2021.”

Pipeline Updates

AB928 (dual A2aR/A2bR antagonist)

•	The Company continues to enroll patients in the first three AB928 combination trials:
•	AB928 in combination with Doxil® in triple negative breast cancer (TNBC) and ovarian cancer
•	AB928 in combination with mFOLFOX in colorectal cancer and gastroesophageal cancer
•	AB928 in combination with AB122 in advanced solid tumors.

•	The Company expects to initiate its fourth AB928 combination trial in patients in the coming months:
•	AB928 in combination with carboplatin/pemetrexed with or without pembrolizumab in non-small cell lung cancer (NSCLC) after failing tyrosine kinase inhibitor (TKI) therapy.

AB122 (anti-PD-1 antibody)

•	The Company is enrolling the final cohort of the Phase 1 dose-escalation trial for AB122. Based on data generated to date, the Company selected 240 mg as the dose for the Q2W (every 2 weeks)

regimen for AB122. The Company continues to evaluate different doses and dosing schedules.

AB154 (anti-TIGIT antibody)

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Enrollment continues in the dose-escalation portion of the ongoing Phase 1 trial for AB154 in Australia, which is evaluating AB154 as a monotherapy and in combination with AB122 in advanced solid tumors. The dose-escalation portion will be followed by the initiation of dose-expansion cohorts in solid tumors associated with high levels of TIGIT and/or CD155, the primary ligand for TIGIT, once the recommended doses for AB154 as a monotherapy and in combination with AB122 have been identified.

•	The Company received clearance from the FDA of its Investigational New Drug (IND) application for AB154, which enables incorporation of U.S. sites in the ongoing Phase 1 trial.

AB680 (small-molecule CD73 inhibitor)

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Continued dosing in the healthy volunteer trial of AB680 (i.v. formulation) in Australia.  This trial is primarily designed to determine the safety, tolerability, pharmacokinetic and pharmacodynamic profile of AB680 prior to initiating clinical testing of AB680 in cancer patients.

•	IND-enabling studies for an oral formulation of AB680 have continued to progress.

Corporate Updates

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In January 2019, Arcus announced the transition and appointment of Jennifer Jarrett to its Board of Directors.  Ms. Jarrett currently serves as Vice President, Corporate Development and Capital Markets at Uber.

Upcoming Milestones

In mid-2019, the Company expects to:

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Present initial data from the dose-escalation portion of the AB928 combination trials, which will include data on safety, pharmacokinetic/pharmacodynamic profile, biomarker analysis and clinical activity for the combinations.

•	Initiate the first of the dose-expansion cohorts for the AB928 combination trials.
•	Initiate a dose-expansion cohort to evaluate AB122 as a monotherapy to confirm that the activity of AB122 is similar to that of the approved anti-PD-1 antibodies.
•	Report safety, tolerability, pharmacokinetic and pharmacodynamic data from the Phase 1 trial of AB680 in healthy volunteers.

In the second half of 2019, the Company expects to:

•	Present additional data from the dose-escalation portion of the AB928 combination trials.
•	Initiate a Phase 1 trial for AB680 in patients with advanced solid tumors.

•	Report initial data on the safety, tolerability, pharmacokinetic, pharmacodynamic and clinical activity of AB154 as monotherapy and in combination with AB122.

Fourth Quarter and Full Year 2018 Financial Results

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Cash Position:  At December 31, 2018, cash and investments (which include cash equivalents and both short-term and long-term investments) were $259.7 million, compared to $175.7 million at December 31, 2017. The increase was primarily due to $124.7 million in net proceeds from the Company’s initial public offering in March, offset by cash utilized to support its operations in 2018.

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Revenues:  Collaboration and license revenues for the fourth quarter ended December 31, 2018 were $1.6 million, compared to $1.3 million for the same period in 2017. For the full year 2018, collaboration and license revenues were $8.4 million, compared to $1.4 million for the same period in 2017.  The increase in revenues for both periods was attributable to revenues recognized from the Option and License Agreement into which the Company entered with Taiho Pharmaceutical Co., Ltd in September 2017.

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R&D Expenses: Research and development expenses for the fourth quarter ended December 31, 2018 were $11.4 million, compared to $12.1 million for the same period in 2017.  The decrease was due to licensing milestone costs of $3.8 million paid to WuXi Biologics and Abmuno Therapeutics in the fourth quarter ended December 31, 2017, which were offset by increased clinical and manufacturing costs related to the Company’s four clinical-stage development programs, increased R&D headcount to support the Company’s clinical operations and other programs, and an increase in stock-based compensation expense. For the full year 2018, research and development expenses were $49.6 million, compared to $47.2 million for the same period in 2017.

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G&A Expenses: General and administrative expenses for the fourth quarter ended December 31, 2018 were $3.6 million, compared to $2.4 million for the same period in 2017. The increase was primarily due to higher legal and accounting fees and additional staff in key areas required to support a public company infrastructure, higher stock-based compensation expense, as well as increased facilities and office expenses related to our expanded facility in Hayward. For the full year 2018, general and administrative expenses were $13.6 million, compared to $7.6 million for the same period of 2017.

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Net Loss: Net loss for the fourth quarter ended December 31, 2018 was $12.3 million, compared to $13.2 million for the same period in 2017. The decrease in net loss was primarily attributable to the increase in revenue and changes in operating expenses noted above as well as an increase in interest income. For the full year 2018, net loss was $49.6 million, compared to $53.1 million for the same period in 2017.

Based on its current operating plan, the Company expects that its cash and investments as of December 31, 2018 will enable the Company to fund its anticipated operating expenses and capital expenditure requirements into 2021.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies. Arcus has several programs targeting important immuno-oncology pathways, including a dual adenosine receptor antagonist, AB928, which is in a Phase 1/1b program to evaluate

AB928 in combination with other agents in multiple tumor types, and an anti-PD-1 antibody, AB122, which is being evaluated in a Phase 1 trial and is being tested in combination with Arcus’s other product candidates. Arcus’s other programs include AB154, an anti-TIGIT antibody, which is being evaluated in a Phase 1 trial as monotherapy and in combination with AB122, and AB680, a small-molecule inhibitor of CD73, which is in a Phase 1 healthy volunteer study. Arcus has extensive in-house expertise in medicinal chemistry, immunology, biochemistry, pharmacology and structural biology. For more information about Arcus Biosciences, please visit  www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s clinical development plans, biomarker activities, milestones and timelines, and anticipated operating expenses and capital expenditure requirements are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials, difficulties or delays in developing and validating biomarkers and related assays, delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials, and the emergence of adverse events or other undesirable side effects.  Risks and uncertainties facing Arcus are described more fully in Arcus’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March [5], 2019 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Doxil® is a registered trademark of Alza Corporation.

Source: Arcus Biosciences

CONTACT:

Nicole Arndt

(510) 284-4728

narndt@arcusbio.com

ARCUS BIOSCIENCES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Collaboration and license revenue	$1,562	$1,250	$8,353	$1,413
Operation expenses:
Research and development	11,436	12,146	49,646	47,218
General and administrative	3,610	2,448	13,566	7,636
Total operating expenses	15,046	14,594	63,212	54,854
Loss from operations	(13,484)	(13,344)	(54,859)	(53,441)
Non-operating income (expense):
Interest and other income (expense), net	1,512	290	4,922	775
Gain on deemed sale from equity method investee	—	—	1,229	—
Share of loss from equity method investee	(323)	(156)	(886)	(416)
Total non-operating income, net	1,189	134	5,265	359
Net loss	(12,295)	(13,210)	(49,594)	(53,082)
Other comprehensive gain (loss)	1	(32)	(65)	(16)
Comprehensive loss	$(12,294)	$(13,242)	$(49,659)	$(53,098)
Net loss per share, basic and diluted	$(0.28)	$(5.98)	$1.43	$(29.03)
Weighted-average number of shares used to compute basic and diluted net loss per share	43,163,412	2,208,065	34,618,237	1,828,262

ARCUS BIOSCIENCES, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$71,064	$98,426
Short-term investments	185,480	77,277
Prepaid expenses and other current assets	2,321	1,141
Amounts owed by a related party	83	25
Total current assets	258,948	176,869
Long-term investments	3,181	—
Property and equipment, net	11,107	11,230
Equity investment in related party	1,202	682
Restricted cash	203	203
Other long-term assets	284	1,502
Total assets	$274,925	$190,486
LIABILITIES
Current liabilities
Accounts payable	$3,102	$3,820
Accrued liabilities	6,023	3,137
Deferred revenue, current	6,250	5,000
Other current liabilities	1,560	769
Total current liabilities	16,935	12,726
Deferred revenue, noncurrent	16,984	18,587
Deferred rent	4,272	4,740
Other long-term liabilities	1,792	565
Total liabilities	39,983	36,618
Convertible preferred stock	—	226,196
Stockholders’ equity (deficit):
Common stock	4	—
Additional paid-in capital	357,873	948
Accumulated deficit	(122,828)	(73,234)
Accumulated other comprehensive loss	(107)	(42)
Total stockholders’ equity (deficit)	234,942	(72,328)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$274,925	$190,486